                            Bethlehem
                            Steel
                            Corporation

                            Notice of 1999 Annual
                            Meeting of Stockholders
                            and Proxy Statement


[LOGO OF BETHLEHEM STEEL APPEARS HERE]

                           BETHLEHEM STEEL CORPORATION
                               1170 Eighth Avenue
                       Bethlehem, Pennsylvania 18016-7699


                     [LOGO OF BETHLEHEM STEEL APPEARS HERE]


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Bethlehem Steel Corporation will be held in the Main Ballroom, DoubleTree Hotel Wilmington (formerly known as the Radisson Hotel), 4727 Concord Pike, U.S. Route 202, Wilmington, Delaware, on Tuesday, April 27, 1999, at 10 a.m., for the following purposes:

(1) to elect thirteen directors to serve for terms of one year and until their successors have been elected and qualified;

(2) to ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors for 1999; and

(3)  to transact such other business as may properly come before the Meeting.

     Stockholders of record at the close of business on March 1, 1999, are entitled to receive notice of and to vote at the Meeting. A complete list of such stockholders will be open for examination by any stockholder for any purpose relevant to the Meeting at the offices of The Corporation Trust Company at 1209 Orange Street, Wilmington, Delaware, for a period of ten days prior to the Meeting.

     This Notice, the Proxy Statement and the enclosed form of proxy are sent to you by order of the Board of Directors.


                                             William H. Graham
                                                 Secretary

March 12, 1999

--------------------------------------------------------------------------------
If you do not expect to attend the Meeting, please mark, date and sign the enclosed form of proxy and mail it promptly in the enclosed return envelope.
--------------------------------------------------------------------------------

Table of Contents

1   General Information for Stockholders

1   Proxy Solicitation
1   Voting Policy and Procedure
2   Voting Tabulation and Results
3   Stockholder Proposals

3   Item 1 -- Election of Directors

3   General Information
3   Information Concerning Nominees
7   Board Meetings and Committees of the Board
8   Director Compensation
9   Retirement Policy
9   Certain Relationships and Related Transactions

10  Item 2 -- Ratification of the Appointment of Independent Auditors

11  Stock Ownership Information
11  Stock Ownership of Director Nominees and Executive Officers
12  Five Percent Stockholders
12  Section 16(a) Beneficial Ownership Reporting Compliance

13  Executive Compensation

13  Compensation Committee Report on Executive Compensation
17  Summary Compensation Table
18  Change in Control Arrangements
19  Stock Option/SAR Grants in 1998
19  Aggregated Stock Option/SAR Exercises in 1998 and December 31, 1998, Stock
     Option Values

20  Pension Plan Table

21  Comparative Stock Performance

22  Additional Information

22  Indemnification Assurance Agreements
22  Other Matters

Proxy Statement


     The Board of Directors of Bethlehem Steel Corporation is furnishing this Proxy Statement in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders to be held on April 27, 1999, and any adjournments thereof. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or after March 12, 1999.

GENERAL INFORMATION FOR STOCKHOLDERS

Proxy Solicitation

     Bethlehem's Board of Directors solicits proxies in order to provide every stockholder with an opportunity to vote on all matters that properly come before the Annual Meeting, whether or not the stockholder attends in person. When you as a stockholder properly sign, date and return the enclosed form of proxy, the persons named as proxies vote your shares in accordance with your directions. If you send no directions, the persons named as proxies will vote your shares in accordance with the Board's recommendation.

     Bethlehem will bear the cost of soliciting proxies. A number of its officers and regular employees may solicit proxies personally and by telephone. In addition, Georgeson & Company, Inc. will assist Bethlehem in soliciting proxies from brokers, bank nominees and institutional holders for an estimated fee of $10,000 plus expenses. Brokerage houses, nominees and other custodians and fiduciaries will send proxy material directly to their principals, and Bethlehem will reimburse them for their expenses in doing so.

Voting Policy and Procedure

     Holders of record of Bethlehem's Common Stock and ESOP Preference Stock on March 1, 1999 (the "Record Date") are entitled to notice of the Annual Meeting and to vote at the Meeting the shares held on that date. Each share of Common Stock and ESOP Preference Stock is entitled to one vote.

     Bethlehem has adopted a confidential voting policy, which provides that votes will be held in confidence from Bethlehem, its directors, officers and employees except:

 .    to allow the independent inspectors of election to certify the results of the vote;

 .    as necessary to meet applicable legal requirements and to assert or defend claims for or against Bethlehem;

 .    in case of a contested proxy solicitation; or

 .    in the event a stockholder has made a written comment on the proxy material.

As part of the policy, Bethlehem will continue to employ an independent tabulator to receive and tabulate the proxies and independent inspectors of election.

     You may revoke your executed form of proxy or submit a revised form of proxy at any time before it is voted. You may also vote by ballot at the Annual Meeting, which cancels any proxy previously returned. If you wish to name someone as your proxy other than those designated in the attached form of proxy, you may do so by crossing out the names of the proxies appearing thereon and inserting the name(s) of the person(s) you wish to have act as proxy. In such a case, you must deliver the form of proxy to the person(s) named, and the person(s) named must be present and vote at the Annual Meeting. You should not mail any proxy form naming alternate proxies directly to Bethlehem.

     The enclosed form of proxy indicates the shares of ESOP Preference Stock and Common Stock allocated to your accounts in the following plans on the Record
Date:

 .    Bethlehem Steel Corporation Employee Stock Ownership Plan;

 .    Savings Plan for Salaried Employees of Bethlehem Steel Corporation and
     Subsidiary Companies;

 .    Capital Accumulation Plan for Certain Salaried Employees of Bethlehem
     Lukens Plate Division;

 .    Bethlehem Lukens Plate Division Group Capital Accumulation Plan;

 .    Capital Accumulation Plan for Certain Hourly Employees of the Bethlehem
     Lukens Plate Division (USW, AFL-CIO, Coatesville, PA);

 .    Capital Accumulation Plan for Certain Hourly Employees of Washington Steel
     Corporation (Houston and Washington, PA); and

 .    Capital Accumulation Plan for Certain Employees of Washington Steel
     Corporation (Massillon, OH).

     When you properly sign, date and return the enclosed form of proxy, you tell the trustees under these plans to vote the shares allocated to your accounts as you instruct them. In order for your voting instructions to have effect, you must return the enclosed form of proxy to Bethlehem's tabulator before the close of business on Friday, April 23, 1999. If you properly sign, date and return the enclosed form of proxy, but you do not otherwise specify instructions, the shares allocated to your accounts will be voted "For" the two proposals referred to in this Proxy Statement. If you do not return the enclosed form of proxy by the close of business on April 23, 1999, the trustees will vote
(a) the shares allocated to your Savings Plan account in accordance with instructions of the Employee Benefits Administration Committee and (b) the shares allocated to your other accounts, and unallocated shares held in the Loan Suspense Account under the Capital Accumulation Plan for Certain Salaried Employees of Bethlehem Lukens Plate Division, in the same proportion as the shares for which such instructions are received.

Voting Tabulation and Results

     The persons appointed as the independent inspectors of election will tabulate the votes cast at the Annual Meeting. The inspectors of election will treat shares of Common Stock and of ESOP Preference Stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum. This will be done regardless of whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of Common Stock represented by "broker non-votes" as present for purposes of determining a quorum.

     The Board nominees who receive the greatest number of the affirmative votes cast by holders of Common Stock and of ESOP Preference Stock, up to the number of directors to be elected, will be elected. Accordingly, so long as a quorum is present, abstentions or broker non-votes will not affect the election of directors.

     The appointment of the independent auditors must be ratified by the affirmative vote of the holders of a majority of the shares of Common Stock and of ESOP Preference Stock that are present in person or by proxy and entitled to vote at the Meeting, voting together as a single class. Therefore, abstentions and broker non-votes will have the same effect as votes against this proposal.

Stockholder Proposals

     You may include a proposal in the proxy statement for a future annual meeting of stockholders if it is a proper subject for inclusion, is submitted to Bethlehem on a timely basis and otherwise complies with Rule 14a-8 under Section 14(a) of the Securities Exchange Act of 1934 and the laws of the State of Delaware. Each proposal you submit should include your full and correct registered name and address, the number of shares you own and their dates of acquisition. If you claim beneficial ownership, you must submit proof of it with the proposal. In addition, you must appear personally or by proxy at the Annual Meeting to present the proposal for action. In order for such proposals to be included in the proxy statement for the Annual Meeting of Stockholders to be held in 2000, Bethlehem must receive them on or before November 12, 1999. Pursuant to Rule 14a-4 under Section 14(a) of the Securities Exchange Act of 1934, you may also submit proposals outside the framework of Rule 14a-8. In accordance with these rules and the advance notice provisions of Bethlehem's By-laws, stockholders who intend to submit proposals for consideration at the 2000 Annual Meeting outside the processes of Rule 14a-8 must forward such proposals to Bethlehem in writing on or before January 27, 2000, and must otherwise comply with such advance notice provisions and applicable Delaware law.

     The Board carefully considers all proposals and suggestions submitted by stockholders. Management and the Board will usually adopt a proposal or suggestion if it is practicable and in the best interests of Bethlehem and its stockholders.

ITEM 1 -- ELECTION OF DIRECTORS

General Information

     The business and affairs of Bethlehem are managed by or under the direction of its Board of Directors. Stockholders elect directors in April of each year to serve for terms of one year and until their successors have been elected and qualified or until their earlier resignation, retirement or removal. The persons named in the accompanying form of proxy intend to vote the shares covered by proxies "For" the election of the director nominees named below. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for a substitute nominee, if the Board recommends one.

Information Concerning Nominees

     The following 13 nominees have been recommended by the Committee on Directors and proposed by the entire Board of Directors. Of the 13 nominees, 10 are not employees of Bethlehem. These 10 non-employee Board members bring valuable experience to Bethlehem from a variety of fields. None of them has carried on an occupation or employment with any subsidiary or other affiliate of Bethlehem. All of the nominees have been recommended on the basis of their demonstrated broad knowledge, experience and ability in their respective endeavors and, most importantly, on the basis of their ability to represent the interests of all stockholders, rather than the special interests of a particular group. Each nominee is presently a director of Bethlehem and, except for Mr. Landuyt, has previously been elected a director by the stockholders.

[PHOTO OF CURTIS H. BARNETTE APPEARS HERE]

Curtis H. Barnette -- Mr. Barnette, age 64, has been a director of Bethlehem since 1986. He was elected Chairman and Chief Executive Officer effective November 1, 1992. He has been an employee of Bethlehem since 1967, holding various positions. Prior to his election as Chairman and Chief Executive Officer, Mr. Barnette had been Secretary of Bethlehem since 1976, General Counsel since 1977, Vice President, Law from 1977 to 1985 and Senior Vice President since 1985. Mr. Barnette is also a director of Metropolitan Life Insurance Company and Owens Corning.

[PHOTO OF BENJAMIN R. CIVILETTI APPEARS HERE]

Benjamin R. Civiletti -- Mr. Civiletti, age 63, was elected a director of Bethlehem in 1993. He has been Chairman of Venable, Baetjer and Howard, a law firm, since July 1993 and a partner since 1981. He had been Managing Partner of that firm from 1987 until 1993. He previously served as Attorney General of the United States from 1979 to 1981. Mr. Civiletti is also a director of MBNA America Bank, N.A., MBNA International Bank Limited, The Wackenhut Corporation and Wackenhut Corrections Corporation.

[PHOTO OF WORLEY H. CLARK APPEARS HERE]

Worley H. Clark -- Mr. Clark, age 66, was elected a director of Bethlehem in 1993. He is President of W "H" Clark Associates, Ltd., a consulting firm. He retired as Chairman and Chief Executive Officer of Nalco Chemical Company, a manufacturer of specialty chemicals, in 1994, having held the positions of Chief Executive Officer since 1982 and Chairman since 1984 and having been an employee of that company since 1960. Mr. Clark is also a director of NICOR Inc., USG Corporation, Fort James Corporation, Ultramar Diamond Shamrock Corporation, Merrill Lynch & Co., Inc. and Millennium Chemicals Inc.

[PHOTO OF JOHN B. CURCIO APPEARS HERE]

John B. Curcio -- Mr. Curcio, age 64, was elected a director of Bethlehem in 1988. He was Chief Executive Officer and a director of Mack Trucks, Inc., a manufacturer of heavy-duty trucks, from 1983 until 1989 and Chairman of the Board from 1985 until his retirement. Mr. Curcio is also a director of Minerals Technologies, Inc. and Integrated Components Systems, Inc. and Vice Chairman of Dallas & Mavis Specialized Carrier Co. and Jupiter Logistics, de Mexico, S.A. de C.V.

[PHOTO OF LEWIS B. KADEN APPEARS HERE]

Lewis B. Kaden -- Mr. Kaden, age 56, was elected a director of Bethlehem in 1994. He has been a partner of Davis Polk & Wardwell, a law firm, and an Adjunct Professor of Law at Columbia University since 1984, where he was a Professor of Law from 1976 to 1984.

[PHOTO OF HARRY P. KAMEN APPEARS HERE]

Harry P. Kamen -- Mr. Kamen, age 65, was elected a director of Bethlehem in 1993. He retired in 1998 as Chairman of the Board and Chief Executive Officer of Metropolitan Life Insurance Company, a mutual life insurance company, positions he held since April 1993. He held the additional title of President of Metropolitan Life from December 1995 to November 1997. Prior to his election as Chairman of the Board and Chief Executive Officer, Mr. Kamen had been serving as Senior Executive Vice President since October 1991, Executive Vice President from January to September 1991, Executive Vice President and General Counsel from April 1989 to December 1990 and Senior Vice President and General Counsel from January 1987 to March 1989, and had been an employee of Metropolitan Life since 1959. Mr. Kamen is also a director of Banco Santander, NVEST, L.P., Pfizer Inc. and National Association of Securities Dealers, Inc.

[PHOTO OF WILLIAM M. LANDUYT APPEARS HERE]

William M. Landuyt -- Mr. Landuyt, age 43, was elected a director of Bethlehem in June 1998. He has been Chairman and Chief Executive Officer of Millennium Chemicals Inc., an international chemicals company, since its demerger from Hanson PLC on October 1, 1996. He has also been President of Millennium since June 1997. Mr. Landuyt was a director and President and Chief Executive Officer of Hanson Industries (which managed the U.S. operations of Hanson PLC until the demerger) from June 1995 until the demerger, a director of Hanson PLC from 1992 until September 29, 1996, Finance Director of Hanson PLC from 1992 to May 1995, and Vice President and Chief Financial Officer of Hanson Industries from 1988 to 1992. He joined Hanson Industries in 1983.

[PHOTO OF ROBERT MCCLEMENTS, JR. APPEARS HERE]

Robert McClements, Jr.-- Mr. McClements, age 70, was elected a director of Bethlehem in 1989. He retired in 1992 as Chairman of the Board and a director of Sun Company, Inc., a diversified energy company, positions he held since 1987 and 1979, respectively. Mr. McClements also served as Chief Executive Officer of Sun from 1985 until 1991. Mr. McClements is also a director of Unisys Corporation.

[PHOTO OF GARY L. MILLENBRUCH APPEARS HERE]

Gary L. Millenbruch -- Mr. Millenbruch, age 61, was elected a director of Bethlehem in 1991. He was elected Executive Vice President and Chief Financial Officer effective November 1, 1992, and Treasurer effective September 1, 1994. He has been an employee of Bethlehem since 1959, holding various positions. Prior to his election as Executive Vice President and Chief Financial Officer, he had been Senior Vice President and Chief Financial Officer since 1986.

[PHOTO OF ROGER P. PENNY APPEARS HERE]

Roger P. Penny -- Mr. Penny, age 62, was elected a director of Bethlehem in 1991. He was elected President and Chief Operating Officer effective November 1, 1992. He has been an employee of Bethlehem since 1958, holding various positions. Prior to his election as President and Chief Operating Officer, Mr. Penny had been Senior Vice President, Steel Operations since 1987.

[PHOTO OF SHIRLEY D. PETERSON APPEARS HERE]

Shirley D. Peterson -- Mrs. Peterson, age 57, was elected a director of Bethlehem in January 1996. She became President of Hood College in 1995. She was a member of Steptoe & Johnson, a law firm, from 1993 through 1994, Commissioner of the Internal Revenue Service from 1992 to 1993, and an Assistant Attorney General (Tax Division), United States Department of Justice, from 1989 to 1992. Mrs. Peterson is also an Independent Trustee of Kemper Mutual Funds.

[PHOTO OF DEAN P. PHYPERS APPEARS HERE]

Dean P. Phypers -- Mr. Phypers, age 70, was elected a director of Bethlehem in 1986. He was a Senior Vice President and a director of International Business Machines Corporation, an information technology and computer company, from 1979 and 1982, respectively, until 1987. Mr. Phypers is also a director of American International Group, Inc., Church & Dwight Co., Inc. and Cambrex Corp.

[PHOTO OF JOHN F. RUFFLE APPEARS HERE]

John F. Ruffle -- Mr. Ruffle, age 61, was elected a director of Bethlehem in 1990. He retired in 1993 as Vice Chairman of the Board of J.P. Morgan & Co. Incorporated, a bank holding company, and Morgan Guaranty Trust Co. of New York, a commercial bank, positions he held since 1985. Mr. Ruffle is also a director of Trident Corporation, American Shared Hospital Services, Inc., The Wackenhut Corporation and Wackenhut Corrections Corporation, a Trustee of JP Morgan Series Trust II and a member of the Board of Managers of the North Moore Fund, LLC and JP Morgan Global Emerging Markets Fund, LLC.

In addition to the business activities described above, the director nominees also participate in various other business, professional and charitable activities.

Board Meetings and Committees of the Board

     Directors are kept informed of Bethlehem's business by presentations made at Board meetings and by various reports sent to them by management. The Board of Directors meets regularly and met 11 times during 1998. Directors also meet in committees of the Board. During 1998, the average attendance of directors at Board meetings and meetings of committees to which they belonged was approximately 96%.

Executive Committee. This Committee consists of Messrs. Barnette (Chairman), Millenbruch and Penny and met 8 times in 1998. It has all of the powers of the Board during intervals between Board meetings.

Finance Committee. This Committee consists of Mr. Barnette (Chairman) and all other directors and met 8 times in 1998. It advises the Board, the Executive Committee and the officers and employees of Bethlehem with respect to all activities, plans and policies affecting the financial affairs of Bethlehem, including dividends.

Audit Committee. This Committee consists of Messrs. Ruffle (Chairman), Civiletti, Kaden, Kamen and Landuyt and Mrs. Peterson and met 4 times in 1998. It assists the Board in reviewing and overseeing Bethlehem's accounting, auditing, internal controls, financial reporting and legal compliance and has, but is not limited to, the following powers:

 .    to review the performance of the independent auditors and make recommendations to the Board about the appointment, reappointment or termination of the independent auditors;

 .    to review with Bethlehem's general auditor and the independent auditors their annual audit plans;

 .    to meet with management, the independent auditors and Bethlehem's general auditor to discuss the appropriateness of Bethlehem's internal controls;

 .    to meet separately, in executive session, on a regular basis, with
     Bethlehem's general auditor and the independent auditors to discuss the results of their examinations and their evaluations of Bethlehem's internal controls and financial reporting;

 .    to review the appointment and dismissal of Bethlehem's general auditor; and

 .    to review with Bethlehem's general counsel the practices, procedures and any material issues relating to litigation management, provisions for contingent litigation liabilities and the legal compliance program.

Compensation Committee. This Committee consists of Messrs. Clark (Chairman), Curcio, McClements and Phypers and met 7 times in 1998. It has the responsibility for management compensation and review and has, but is not limited to, the following powers:

 .    to fix the compensation to be paid to the principal corporate officers of
     Bethlehem;

 .    to administer the Annual Incentive Compensation Plan for Key Employees of
     Bethlehem, the 1998, 1994 and 1988 Stock Incentive Plans of Bethlehem, and the 1994 Non-Employee Directors Stock Plan; and

 .    to review and approve Bethlehem's report on executive compensation contained in this Proxy Statement.

     The members of this Committee do not participate in the executive compensation programs the Committee administers.

Committee on Directors. This Committee consists of Mr. Phypers (Chairman) and all other non-employee directors and met 6 times in 1998. It advises the Board on corporate governance issues and has, but is not limited to, the following powers:

 .    to search for persons qualified to be members of the Board and to make recommendations about them to the Board;

 .    to review and evaluate the members of the Board, the Committees of the
     Board and procedures and policies of the Board;

 .    to review and evaluate the performance of Bethlehem and its management;

 .    to review compensation and benefits for members of the Board; and

 .    to review organization, strategic planning and scheduling for the Board and the Committees of the Board.

     If you as a stockholder wish to recommend a nominee for membership on the Board of Directors, you should write to the Secretary of Bethlehem specifying the name of the nominee and his or her qualifications. Each submission must include the written consent of the person proposed for nomination indicating that he or she is willing and able to serve as a director of Bethlehem. All such recommendations will be brought to the attention of the Committee on Directors.

Director Compensation

     Each non-employee director receives the following compensation for service:

 .    an annual retainer of $22,000, payable quarterly;

 .    an annual retainer of $2,500, payable quarterly, to the Chairman of the
     Audit Committee, Committee on Directors and Compensation Committee;

 .    attendance fees of $1,000 for the Annual Meeting of Stockholders, any regular or special Board of Directors meeting, any committee meeting(s) held on a day other than a day on which a Board meeting is held and any special meeting attended by request of the Chairman and held on a day other than a day on which a Board or committee meeting is held; and

 .    500 shares of Bethlehem Common Stock awarded on December 1 of each year pursuant to the 1994 Non-Employee Directors Stock Plan, which was approved by stockholders.

     Non-employee directors also receive reimbursement for any expenses they incur in connection with the business and affairs of Bethlehem. None of the directors who are employees of Bethlehem receive compensation separately for service as a member of the Board of Directors or any committee of the Board.

Under the Post Retirement Retainer Plan, non-employee directors who retire from the Board with 10 or more years of service will receive annual payments equal to 100% of the annual retainer fee payable at retirement. Non-employee directors who retire with between 5 and 10 years of service will receive annual payments starting at 50% of the annual retainer fee payable at retirement for directors with 5 years of service and increasing 10% for each year of service up to 10 years. The annual payments will begin at retirement (or at age 65 if retirement is prior to age 65) and will continue for a period equal to the director's years of service with the Board.

Retirement Policy

     The general retirement policy of the Board of Directors provides that non-employee directors shall retire at the end of the term in which they reach age 70. However, the current non-employee directors who were elected at the 1991 Annual Meeting of Stockholders (Messrs. Curcio, McClements, Phypers and Ruffle) shall retire at the end of the term in which they reach age 72. Employee directors shall retire from the Board at the time of their retirement from Bethlehem. The present retirement age for management employees of Bethlehem is 65.

Certain Relationships and Related Transactions

     Pursuant to the terms of a 1993 labor agreement with the United Steelworkers of America ("USWA"), the USWA has the right to designate a nominee for consideration by the Committee on Directors and the Board of Directors for one seat on the Board. The nominee is to be a prominent individual with experience in public service, labor, education or business. The nominee shall not be or become, while serving as a director, an officer, employee or director of the USWA. Subject to complying with the same standards of conduct as every other Bethlehem director, and subject to annual election by the stockholders, the USWA nominee will serve as a director during the term of the 1993 labor agreement, which terminates July 31, 1999. Mr. Kaden was designated by the USWA for consideration as a director of Bethlehem by the Committee on Directors. The Committee on Directors recommended Mr. Kaden's election to the Board, the Board elected Mr. Kaden a director in March 1994 and the stockholders elected Mr. Kaden a director at the 1994 through 1998 Annual Meetings of Stockholders.

     As noted above, Mr. Civiletti is Chairman of Venable, Baetjer and Howard and Mr. Kaden is a partner of Davis Polk & Wardwell. Both of these law firms render legal service to Bethlehem in the ordinary course of business.

ITEM 2 -- RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent auditors to examine the financial statements of Bethlehem and its consolidated subsidiaries for the year 1999.

     PricewaterhouseCoopers is a member of the SEC Practice Section of the American Institute of Certified Public Accountants and has submitted a copy of its peer review results to the Audit Committee. The peer review consists of a review and an evaluation of the quality of a firm's accounting and auditing services by partners and managers from another CPA firm or from several CPA firms.

     PricewaterhouseCoopers states that no partner or professional employee of that firm has any direct financial interest or any material indirect financial interest in Bethlehem or in any of its subsidiaries.

     Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting of Stockholders. There they will have an opportunity to make a statement if they so desire and are available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares of Common Stock and of ESOP Preference Stock that are present in person or by proxy and entitled to vote at the Annual Meeting, voting together as a single class, is required for ratification of the appointment of the independent auditors. The Board of Directors recommends that stockholders vote "For" ratification of the appointment of the independent auditors.

STOCK OWNERSHIP INFORMATION

Stock Ownership of Director Nominees and Executive Officers

     The following table shows the shares of Bethlehem Common Stock beneficially owned, directly or indirectly, by each current director, Messrs. Dunham and Post and all directors and executive officers as a group on the Record Date. None of the directors or executive officers of Bethlehem, except for Mr. Kamen, own any shares of Bethlehem's Preferred Stock or ESOP Preference Stock. Mr. Kamen beneficially owns 1,000 shares of Bethlehem's $5.00 Preferred Stock.

                                      Amount and Nature of
Name                            Beneficial Ownership(1)(2) Percent of Class(3)
==============================================================================
Curtis H. Barnette                                 442,693                 (4)
------------------------------------------------------------------------------
Benjamin R. Civiletti                                3,700                 (4)
------------------------------------------------------------------------------
Worley H. Clark                                      4,500                 (4)
------------------------------------------------------------------------------
John B. Curcio                                       4,000                 (4)
------------------------------------------------------------------------------
Duane R. Dunham                                    147,526                 (4)
------------------------------------------------------------------------------
Lewis B. Kaden                                       3,500                 (4)
------------------------------------------------------------------------------
Harry P. Kamen                                       7,900                 (4)
------------------------------------------------------------------------------
William M. Landuyt                                     900                 (4)
------------------------------------------------------------------------------
Robert McClements, Jr.                               3,500                 (4)
------------------------------------------------------------------------------
Gary L. Millenbruch                                280,053                 (4)
------------------------------------------------------------------------------
Roger P. Penny                                     280,753                 (4)
------------------------------------------------------------------------------
Shirley D. Peterson                                  2,000                 (4)
------------------------------------------------------------------------------
Dean P. Phypers                                      5,500                 (4)
------------------------------------------------------------------------------
John F. Ruffle                                       3,500                 (4)
------------------------------------------------------------------------------
David P. Post(5)                                   134,460                 (4)
------------------------------------------------------------------------------
28 directors and executive officers as a
group (including those named above)              2,222,948(6)             1.7%
==============================================================================
(1) The figures shown include a total of 58,063 shares allocated on the Record Date to the accounts of participants under the Savings Plan for Salaried Employees of Bethlehem Steel Corporation and Subsidiary Companies. Bethlehem matches employee contributions up to 4% of base salary. These matching contributions are in the form of Bethlehem Common Stock. Employees also have the option to have their contributions invested in Bethlehem Common Stock. As of the Record Date, there were 5,110 participants (including about 88% of eligible employees) in the Savings Plan, holding a total of 4,302,863 shares of Bethlehem Common Stock, representing approximately 3% of total outstanding shares.

(2) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares which that person has the right to acquire within 60 days. The figures shown also include stock options subject to acquisition within 60 days that were granted under the 1988, 1994 and 1998 Stock Incentive Plans of Bethlehem to the following individuals or group:
     Mr. Barnette, 293,250 shares; Mr. Dunham, 87,450 shares; Mr. Millenbruch, 179,750 shares; Mr. Penny, 199,750 shares; Mr. Post, 110,750 shares; and the directors and executive officers as a group, 1,383,250 shares.

(3) Based upon 130,330,752 total outstanding shares of Common Stock on the Record Date.

(4) The number of shares deemed to be owned by each director or executive officer represents less than 1% of the outstanding shares.

(5)  Mr. Post retired on December 31, 1998.

(6) The figures shown include an aggregate of 2,475 shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group. Directors and executive officers disclaim beneficial ownership of all of these shares.

Five Percent Stockholders

     On the Record Date, there were outstanding a total of (a) 130,330,752 shares of Bethlehem Common Stock, owned of record by approximately 34,300 stockholders and (b) 2,147,658 shares of Bethlehem ESOP Preference Stock, owned of record by State Street Bank and Trust Company as trustee under a qualified plan for approximately 11,400 participants. To the knowledge of the Board, no other person beneficially owned 5% or more of the ESOP Preference Stock and the only persons beneficially owning 5% or more of the Common Stock on the Record Date were:

Name and Address of Beneficial Owner       Number of Shares        % of Class
=============================================================================
State Street Bank and Trust Company(1)
225 Franklin Street
Boston, Massachusetts 02110                      10,205,275              7.8%
-----------------------------------------------------------------------------
The Equitable Companies Incorporated(2)
1290 Avenue of the Americas
New York, New York 10104                          9,989,750              7.7%
=============================================================================
(1) State Street Bank and Trust Company, acting in various fiduciary capacities, filed a Schedule 13G with the Securities and Exchange Commission indicating that, at December 31, 1998, it had aggregate beneficial ownership of Bethlehem Common Stock, including (i) sole voting power for 1,725,095 shares, (ii) shared voting power for 8,359,980 shares (includes 2,177,484 convertible preferred shares), (iii) sole dispositive power for 3,085,720 shares, and (iv) shared dispositive power for 7,119,555 shares (includes 2,177,484 convertible preferred shares).

(2) The following entities jointly filed a Schedule 13G with the Securities and Exchange Commission reporting aggregate beneficial ownership of Bethlehem Common Stock at December 31, 1998: (i) AXA Conseil Vie Assurance Mutuelle (formerly Alpha Assurances Vie Mutuelle), AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, as a group (collectively, the "Mutuelles AXA"), (ii) AXA (formerly AXA-UAP), and
     (iii) The Equitable Companies Incorporated. The Mutuelles AXA, as a group, filed as a parent holding company with respect to AXA; AXA filed as a parent holding company with respect to the holdings of National Mutual Funds Management (Australia), which had sole voting and sole dispositive power for 2,500 shares of Bethlehem Common Stock; and The Equitable Companies Incorporated filed as a parent holding company with respect to the holdings of (a) Alliance Capital Management L.P., which had sole voting power for 1,760,800 shares, shared voting power for 8,143,100 shares, and sole dispositive power for 9,979,600 shares of Bethlehem Common Stock, (b) Donaldson, Lufkin & Jenrette Securities Corporation, which had sole dispositive power for 5,250 shares and shared dispositive power for 1,500 shares of Bethlehem Common Stock, and (c) The Equitable Life Assurance Society of the United States, which had sole voting and sole dipositive power for 900 shares of Bethlehem Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

     The Securities Exchange Act of 1934 requires Bethlehem's directors and executive officers and certain other stockholders to file reports of ownership and changes in ownership of Bethlehem stock with the Securities and Exchange Commission and the New York Stock Exchange. To Bethlehem's knowledge, all such reports for 1998 were timely filed.

EXECUTIVE COMPENSATION


Compensation Committee Report on Executive Compensation

     Bethlehem's executive compensation programs are designed to attract, retain and motivate highly qualified executives to help cause the best possible performance from them. Compensation for Bethlehem's executives is based both on individual performance and upon corporate and business unit performance and consists of the following elements:

 .    Salaries that are determined by individual contribution and performance and that are competitive in the marketplace.

 .    Incentive compensation bonuses that, if paid, are directly linked to corporate and business unit profitability and performance that enhance stockholder value.

 .    Long-term stock incentives that are designed to align the interests of the executives with those of the stockholders and to increase the long-term retention of key employees. Stock ownership fosters commitment to long-term stockholder value, and executives are encouraged to own and hold Bethlehem Common Stock through these stock incentive plans and the Savings Plan.

 .    A broad-based employee benefits program that includes a pension program, a savings plan, group medical coverage and life insurance.

     The Compensation Committee of the Board of Directors is responsible for administering Bethlehem's executive compensation programs and for determining the compensation of Bethlehem's executive officers. The Committee has available to it extensive compensation surveys (primarily with respect to salaries, annual incentive compensation and stock options), independent compensation consultants and information about executive compensation within the steel industry and other industry groups. The Committee is composed of directors who are not current or retired employees of Bethlehem and who do not participate in the executive compensation programs that the Committee administers.

Salaries. The Committee believes the salary of an executive must be based primarily on the executive's level of responsibility and performance. In addition, the Committee believes that salaries should be competitive with executive salaries provided by other companies in the steel business, including the peer group of integrated steelmakers shown in the comparative performance chart on page 21, and by other companies that are appropriate to use for comparison purposes because of similarities in size or the nature of the businesses. The Committee reviews both publicly available information about the salaries paid to executive officers of other steel companies and broad survey data from over 300 manufacturing, non-utility and non-financial services companies to determine salary levels that compare with those at companies with similar business performance, measured by such criteria as revenue, return on assets and return on equity. Salary levels for Bethlehem's executives are targeted at the median of such survey data for companies with annual revenues of between $3 billion and $6 billion. Since duties, responsibilities and experience of an executive officer may differ from survey norms in both content and scope, adjustments are made by the Committee in its judgment for those factors as well as for individual performance. Consequently, some salaries are lower and some higher than survey medians. The Committee conducts periodic reviews of executive officer salaries and makes adjustments as warranted. The increase in the 1998 salaries of the executive officers named in the Summary Compensation Table was based on individual performance and the continued improvement in Bethlehem's performance and financial results during 1997. The 1998 salary levels for these officers do not, in the Committee's opinion, significantly deviate from survey medians described above.

Incentive Compensation Bonuses. The Committee believes that competitive salaries should be supplemented by incentive compensation bonus awards that are directly linked to performance-oriented goals as measured by Bethlehem's annual business plan. The Committee also believes that achievement of these goals should create value for Bethlehem's stockholders over time. The awards may be granted in cash, stock or a combination thereof.

     Incentive compensation bonus awards for executive officers are paid pursuant to a profit-sharing plan for essentially all salaried employees. Under the plan, employees and executive officers have the opportunity to earn a targeted percentage of base salary that increases with higher position levels, thereby placing a greater percentage of compensation at risk for those with greater responsibility. For the chief executive officer and the other four executive officers named in the Summary Compensation Table, payment of incentive compensation under this program is based on the achievement of corporate objectives for return on net assets above a threshold goal. Payments may not exceed 120% of base salary for the chief executive officer and 100% of base salary for the other four executive officers. For other executive officers, incentive payments are based on the achievement of corporate profitability and budget goals and, in the case of executives at business units (including Mr. Dunham through 1998), in part on the achievement of business unit profitability goals and in part on the achievement of corporate profitability goals.

Long-Term Stock Incentives. The Committee believes that stock incentives are an important element of Bethlehem's executive compensation program. They help align the interests of Bethlehem's executives with those of the stockholders and increase the long-term retention of key employees. Executive officers are required to own or have plans to own Bethlehem Common Stock in amounts related to their base salary and to hold and not dispose of shares they own. As discussed below, the Committee has made stock option and restricted stock awards to executive officers and other key employees under its stock incentive plans. Also, Bethlehem's Savings Plan provides for matching company contributions which are made entirely in Bethlehem Common Stock.

     Executive officers and other key employees have received annual grants of stock options under Bethlehem's stock incentive plans. The Committee believes that stock options provide an incentive that focuses the executive's attention on managing Bethlehem from the perspective of an owner with an equity stake in the business. Options are awarded with an exercise price equal to the market price of Common Stock on the date of grant and have a maximum term of 10 years. Options awarded in 1998 may be exercised for up to one-fourth of the shares covered by the option each year over a four-year period commencing on the date of grant. These options were awarded in tandem with stock appreciation rights. Executives are encouraged to hold the stock received through the exercise of options and stock appreciation rights. In determining the number of option shares to award to an executive officer, the Committee considers the performance of the individual and the individual's position level. The Committee, in its judgment, may adjust the number of shares based on a comparison of option awards (using grant date value) of the survey companies described under "Salaries". Applying these factors, during 1998 the Committee awarded 308 key employees, including Mr. Barnette and certain of the other executive officers named in the table on page 19, options to purchase Bethlehem Common Stock at a price of $15.25 per share (the fair market value of Bethlehem Common Stock on the date of the award).

     The Committee has also implemented a Key Employee Stock Investment Award Program under the 1998 Stock Incentive Plan that is designed to help increase the long-term retention of key employees, encourage their ownership of stock and align their interests with the interests of the stockholders. Under this Program, executive officers and other key employees have been awarded restricted shares of Bethlehem Common Stock that may not be sold, transferred or assigned while the shares are restricted. Unless the Committee determines otherwise, (a) the restrictions on the shares generally expire either (i) at age 64 or 65 or at retirement, if later, or (ii) after five years as to one-half of the shares awarded and at age 64 or retirement, if later, as to the remaining shares and
(b) the shares are forfeited if the employee voluntarily leaves the employment of Bethlehem (unless, at Bethlehem's request, the employee enters into a consulting and non-compete agreement) or is terminated for cause before the restrictions expire. Dividends, if declared, are payable upon the restricted shares. The size of restricted stock awards under this Program is determined by the Committee in its judgment based on a number of factors including level of responsibility, individual performance and potential to make a contribution to Bethlehem's future success, overall corporate progress toward achieving sustained profitability and the restricted stock practices at other companies. The Committee assigns no specific weight to any of these factors when making its determinations. In order to retain and motivate Mr. Barnette and certain of the other named executive officers and further align their interests with those of the stockholders, the Committee determined to award each of them restricted shares of Common Stock under the Key Employee Stock Investment Award Program in April 1998. Mr. Barnette was awarded 65,000 shares; Mr. Dunham, 20,000 shares; Mr. Millenbruch, 20,000 shares; and Mr. Penny, 20,000 shares. Mr. Post did not receive any restricted stock awards in 1998. Of the shares awarded to Mr. Barnette, 25,000 were restricted and could not be sold, transferred or assigned until age 64. The remainder of the shares awarded to Mr. Barnette and the shares awarded to the other named executives are restricted and may not be sold, transferred or assigned until the later of age 65 or retirement. The size of the awards was based on the factors discussed above.

Compensation of Chief Executive Officer. In establishing Mr. Barnette's salary for 1998, the Committee considered the salaries of chief executive officers of other steel companies and companies of similar size and complexity. It also considered Mr. Barnette's performance, the continued challenges facing Bethlehem and his leadership in public policy areas of importance to Bethlehem and the steel industry, including international trade. During 1997, Bethlehem took significant actions to improve stockholder value. It successfully completed a restructuring plan to exit several underperforming businesses, it announced a $300 million investment in a new cold rolling mill complex at Sparrows Point and it entered into a merger with Lukens Inc. that was completed in 1998. Bethlehem also enhanced the competitiveness of its core steel Divisions and made steady progress in dealing with its pension and health care legacy costs.

     Mr. Barnette received an incentive compensation bonus award for 1998 that is discussed under "Incentive Compensation Bonuses" above. He also received stock option and restricted stock awards during 1998 that are discussed under "Long-Term Stock Incentives" above.

Limitation on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code denies a publicly held corporation, such as Bethlehem, a federal income tax deduction for certain compensation in excess of $1 million per year paid to or accrued for each of its chief executive officer and four other most highly compensated executive officers. "Performance-based" compensation, such as stock options awarded under Bethlehem's 1998 Stock Incentive Plan, is not subject to the limitation on deductibility.

     Based on Bethlehem's substantial net loss carryforwards ($1.4 billion at December 31, 1998) and the levels and types of compensation of Bethlehem's affected executive officers, the Committee continues to believe that the limitation on deductibility of certain compensation is currently not material to Bethlehem. Nevertheless, the Committee will continue to review the situation and future events with an objective of achieving deductibility to the extent appropriate. Restricted stock awards under the existing Key Employee Stock Investment Award Program are not exempt from the limitation, but the Committee feels that such awards are a necessary and appropriate incentive to motivate executives and align their interests with the interests of stockholders.


Compensation Committee
Worley H. Clark, Chairman
John B. Curcio
Robert McClements, Jr.
Dean P. Phypers

Summary Compensation Table

The following table shows the aggregate compensation awarded or paid to, or earned by, Bethlehem's chief executive officer and each of Bethlehem's other four most highly compensated executive officers.

                                         Annual Compensation                          Long-Term Compensation
                              ----------------------------------------------- --------------------------------------
                                                                  Other                       Securities
                                                                 Annual       Restricted      Underlying   All Other
                                                                 Compen-        Stock          Options/     Compen-
                              Year    Salary ($)    Bonus(1)($)  sation(2)($)  Awards(3)($)   SARs (#)   sation(4)($)
=====================================================================================================================
Curtis H. Barnette            1998    $  725,000    $  453,800    $       0     $  991,250     75,000     $  69,236
Chairman and Chief            1997       675,000       694,600      931,277              0     50,000        69,677
Executive Officer             1996       655,000        90,400            0        412,500     50,000        70,718
---------------------------------------------------------------------------------------------------------------------
Duane R. Dunham               1998    $  292,500    $  146,400    $       0     $  305,000     25,000     $  27,559
Executive Vice President      1997       262,500       263,000      414,825              0     20,000        25,641
(Commercial and Business      1996       237,500        26,800            0        275,000     20,000        19,859
Development) and Chief
Commercial Officer
---------------------------------------------------------------------------------------------------------------------
Gary L. Millenbruch           1998    $  470,250    $  212,800    $       0     $  305,000     35,000     $  48,037
Executive Vice President      1997       455,000       392,100      554,843              0     30,000        51,123
(Finance), Treasurer and      1996       439,001        51,300            0        206,250     30,000        51,179
Chief Financial Officer
---------------------------------------------------------------------------------------------------------------------
Roger P. Penny                1998    $  540,250    $  291,800    $       0     $  305,000     40,000     $  49,531
President and Chief           1997       521,500       451,300      714,877              0     35,000        53,641
Operating Officer             1996       501,001        58,600            0        206,250     35,000        54,678
---------------------------------------------------------------------------------------------------------------------
David P. Post (5)             1998    $  332,500    $  150,100    $       0     $        0          0     $  28,391
Senior Vice President         1997       312,500       270,400      288,943              0     25,000        28,926
(Commercial)                  1996       298,334        35,100            0        137,500     25,000        29,400
=====================================================================================================================

(1) Each executive named in the table received an annual profit-sharing award for 1998 as described under "Incentive Compensation Bonuses".

(2) Relates to the unfunded retirement benefits payable to such officers under the Excess Benefit Plan and Supplemental Benefits Plan and represents the amount of payments to cover tax liabilities arising from the purchase of individually owned annuities to secure a portion of such benefits.

(3) Fair market value at date of issuance of restricted shares of Common Stock awarded under the Key Employee Stock Investment Award Program. The shares are restricted and generally may not be sold, transferred or assigned until age 64 or 65 or at retirement, if later. Mr. Barnette's 1996 award and 25,000 shares of his 1998 award vested on February 1, 1999, and Mr. Post's 1996 award vested on January 1, 1998. Dividends, if declared, are payable upon the restricted stock. The aggregate number of shares of restricted stock awarded under the Key Employee Stock Investment Award Program and held by each of the named individuals at December 31, 1998, and the aggregate value of these shares based on a market value of $8.375 per share at December 31, 1998, is as follows: Mr. Barnette, 101,000 restricted shares with a value of $845,875; Mr. Dunham, 54,500 restricted shares with a value of $456,438; Mr. Millenbruch, 66,000 restricted shares with a value of $552,750; Mr. Penny, 41,000 restricted shares with a value of $343,375; and Mr. Post, 5,000 restricted shares with a value of $41,875. During 1998, restrictions ended on the following additional shares: Mr. Penny, 31,000 and Mr. Post, 10,000 shares.

(4) "All Other Compensation" consists of supplemental insurance costs, Matching Company Contributions to the Savings Plan, cash or single premium annuities purchased to cover the shortfall of Matching Company Contributions to the Savings Plan due to Internal Revenue Code limitations, and the value of split dollar insurance benefits in the following respective amounts for 1998: Mr. Barnette, $14,213, $5,867, $43,155, $6,001; Mr. Dunham, $2,671,
     $6,400, $9,973, $8,515; Mr. Millenbruch, $9,411, $5,867, $24,116, $8,643;
     Mr. Penny, $6,607, $5,867, $29,374, $7,683; and Mr. Post, $6,868, $5,867,
     $13,781, $1,875. Split Dollar Insurance is in lieu of the Group Term Life Insurance generally provided by Bethlehem to its salaried employees. Each executive pays his own premium for the term life portion of the insurance policy. Bethlehem is reimbursed for the total premium amount advanced out of the proceeds of the insurance policy if the individual dies while the split dollar arrangement is in effect or out of the built-up cash value of the policy if the arrangement terminates prior to the death of the individual. As security for repayment, Bethlehem is a collateral assignee of the policy to the extent of any such unreimbursed premium.

(5)  Mr. Post retired on December 31, 1998.

Change in Control Arrangements

     Bethlehem entered into change in control agreements with the executive officers named in the Summary Compensation Table. The agreements provide generally that the executive officer is entitled to certain severance benefits if the executive officer's employment is terminated other than for cause, retirement or disability within two years after a change in control (as defined below) or if the executive officer terminates his or her employment for good reason within such two-year period, or for any reason during the 30-day period following the first anniversary of the change in control. The benefits include the following:

 .    a lump-sum payment equal to three times annual base salary and average bonus;

 .    a lump-sum payment with respect to the benefits to which the executive officer is entitled under Bethlehem's Excess Benefit Plan or the Supplemental Benefits Plan of Bethlehem Steel Corporation and Subsidiary Companies;

 .    the continuation of life, disability and accident insurance and medical plan coverage for three years; and

 .    an additional payment to compensate the executive officer with respect to any Federal excise tax liability incurred as a result of payments to be made under the agreement or otherwise in connection with the change in control or the executive officer's termination of employment.

For purposes of the agreements, the term "change in control" generally means:

 .    a purchase of Bethlehem Common Stock, or securities convertible into Common
     Stock pursuant to a tender or exchange offer;

 .    the acquisition by certain third parties of 20% or more of the voting power of Bethlehem's outstanding stock;

 .    a majority change in the composition of Bethlehem's Board of Directors;

 .    the consummation of a merger or consolidation of Bethlehem with another company resulting in more than a 25% change in stock ownership;

 .    the approval by Bethlehem's stockholders of a plan of liquidation; or

 .    the dissolution of Bethlehem or the sale of all or substantially all of
     Bethlehem's assets.

Stock Option/SAR Grants in 1998(1)


                                            Individual Grants
                         -------------------------------------------------                                      Historic
                                                                                Potential Realizable         (1988-1998)
                                             Percent                                Value at Assumed      Annual Rate of
                            Number of       of Total                           Annual Rates of Stock         Stock Price
                               Shares   Options/SARs                                Appreciation for        Appreciation
                           Underlying     Granted to   Exercise                 Price Option Term(2)           (Decline)
                         Options/SARs      Employees  Price Per Expiration   -------------------------------------------
                           Granted(#)     in 1998(%)   Share($)       Date         5%($)          10%($)           (10%)
========================================================================================================================
Curtis H. Barnette             75,000         10.19%  $   15.25   4-29-08    $   719,325     $ 1,822,875               0
------------------------------------------------------------------------------------------------------------------------
Duane R. Dunham                25,000          3.40       15.25   4-29-08        239,775         607,625               0
------------------------------------------------------------------------------------------------------------------------
Gary L. Millenbruch            35,000          4.75       15.25   4-29-08        335,685         850,675               0
------------------------------------------------------------------------------------------------------------------------
Roger P. Penny                 40,000          5.43       15.25   4-29-08        383,640         972,200               0
------------------------------------------------------------------------------------------------------------------------
David P. Post                       0             0           0        --              0               0               0
------------------------------------------------------------------------------------------------------------------------
All Optionees (308
executive officers
and key employees)            736,250        100.00%  $   15.25   4-29-08    $ 7,061,374     $17,894,556               0
========================================================================================================================

(1) All stock options granted in 1998 were granted in tandem with stock appreciation rights ("SARs"), have a term of ten years and may be exercised for up to one-fourth of the shares covered by the option each year over a four-year period commencing on the date of grant. The exercise price (per share) of the option is the market price of Bethlehem Common Stock on the date the option is awarded.

(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Bethlehem Common Stock holdings depend on the future performance of the Common Stock and overall market conditions. As is shown in the last column, which shows there has been an annual rate of stock price decline for Bethlehem Common Stock during the last 10 years, there can be no assurance that Bethlehem will achieve the amounts reflected in these columns.

Aggregated Stock Option/SAR Exercises in 1998 and December 31, 1998, Stock Option Values

                                                           Number of Shares        Value of Unexercised
                                                     Underlying Unexercised                In-the-Money
                Shares Acquired         Value   Options/SARs at 12/31/98 (#)   Options/SARs at 12/31/98
                  on Exercise(#)  Realized ($)    Exercisable/Unexercisable   Exercisable/Unexercisable
=======================================================================================================
Curtis H. Barnette             0             0              224,500/162,500                         0/0
-------------------------------------------------------------------------------------------------------
Duane R. Dunham                0             0               121,200/60,000                         0/0
-------------------------------------------------------------------------------------------------------
Gary L. Millenbruch            0             0               141,000/87,500                         0/0
-------------------------------------------------------------------------------------------------------
Roger P. Penny                 0             0              154,750/101,250                         0/0
-------------------------------------------------------------------------------------------------------
David P. Post                  0             0                85,750/43,750                         0/0
=======================================================================================================

PENSION PLAN TABLE

                                   Estimated Annual Retirement Benefit
                         ---------------------------------------------------
                                25            30            35            40
Covered                   Years of      Years of      Years of      Years of
Compensation               Service       Service       Service       Service
============================================================================
$  300,000               $ 112,500     $ 135,000     $ 157,500     $ 180,000
----------------------------------------------------------------------------
   400,000                 150,000       180,000       210,000       240,000
----------------------------------------------------------------------------
   500,000                 187,500       225,000       262,500       300,000
----------------------------------------------------------------------------
   600,000                 225,000       270,000       315,000       360,000
----------------------------------------------------------------------------
   700,000                 262,500       315,000       367,500       420,000
----------------------------------------------------------------------------
   800,000                 300,000       360,000       420,000       480,000
----------------------------------------------------------------------------
   900,000                 337,500       405,000       472,500       540,000
----------------------------------------------------------------------------
 1,000,000                 375,000       450,000       525,000       600,000
============================================================================

     The table above shows the estimated annual retirement benefit (before any deductions, including social security benefits) payable in the aggregate to Bethlehem's named executive officers under its qualified defined benefit pension plan, its Excess Benefit Plan and its Supplemental Benefits Plan. The benefit levels in the table assume retirement at age 62, the years of service shown and payment in the form of a single life annuity. Individually owned annuities were purchased in 1993 and 1997 to secure a portion of the unfunded benefits payable to the named executive officers under the Excess Benefit Plan and the Supplemental Benefits Plan. An additional annuity was also purchased for Mr. Post in 1995. The amount of the benefits that were funded by the purchase of the annuities was based on the funded level of Bethlehem's defined benefit pension plan at June 30, 1993, for the 1993 annuities; December 31, 1994, for the 1995 annuity purchased for Mr. Post; and December 31, 1996, for the 1997 annuities.

     Covered compensation for purposes of determining retirement benefits for the named executive officers generally consists of salary and incentive compensation reported in the "Bonus" column in the Summary Compensation Table. The monthly retirement benefit payable is generally determined by multiplying average monthly covered compensation (for salary, the highest consecutive 60 months in the last 120 months of continuous service and for incentive compensation, the 5 highest 12-month periods, whether or not consecutive, in the last 120 months of continuous service) times 1.5% times the number of credited years of service. The incentive compensation portion of the benefit is subject to adjustment to the extent it results in the monthly retirement benefit exceeding 55% of average monthly covered compensation. Benefits are also subject to a deduction for social security benefits as well as certain other adjustments.

     As of December 31, 1998, the credited years of service under the Pension Plan or Supplemental Benefits Plan for Messrs. Barnette, Dunham, Millenbruch, Penny and Post were 36 years, 33 years, 39 years, 40 years and 42 years, respectively.

COMPARATIVE STOCK PERFORMANCE

     The following graph compares the cumulative total stockholder return on Bethlehem Common Stock for the last five years with the cumulative total return for the same period of the Standard & Poor's 500 Stock Index ("S&P 500") and a peer group of publicly traded integrated steelmakers described below. The graph assumes the investment of $100 in Bethlehem Common Stock, the S&P 500 and the peer group on December 31, 1993, and reinvestment of all dividends. The total return for the peer group has been weighted for market capitalization at the beginning of each period.

     The peer group consists of LTV Corporation, National Steel Corporation, the U.S. Steel Group of USX Corporation, Armco Inc. and Inland Steel Industries. Information has only been included for Armco common stock at December 31, 1993-1994, and for Inland common stock at December 31, 1993-1997, since Armco transferred its carbon steel business during 1994 to a separately traded public company and Inland transferred its carbon steel business during 1998 to a separately traded public company, making continuing comparison inappropriate.



                           [LINE GRAPH APPEARS HERE]


                                 1993     1994      1995      1996      1997      1998
======================================================================================
Bethlehem Steel Corporation   $100.00  $ 88.34   $ 68.10   $ 43.56   $ 42.64   $ 41.10
--------------------------------------------------------------------------------------
S&P 500                       $100.00  $101.32   $139.40   $171.40   $228.59   $293.91
--------------------------------------------------------------------------------------
Peer Group                    $100.00  $ 96.86   $ 80.78   $ 74.55   $ 72.28   $ 51.12
======================================================================================

ADDITIONAL INFORMATION


Indemnification Assurance Agreements

     Bethlehem is required under Article IX of its By-laws to indemnify its directors and officers to the maximum extent permitted by the General Corporation Law of the State of Delaware. In this regard, Bethlehem's policy is and has been:

 .    to indemnify its officers and directors against any costs, expenses and other liabilities to which they may become subject by reason of their service to Bethlehem; and

 .    to insure its directors and officers against such liabilities, as and to the extent permitted by applicable law and in accordance with the principles of good corporate governance.

     Pursuant to this policy, Bethlehem has entered into individual Indemnification Assurance Agreements with each of its directors and executive officers. In addition, Bethlehem has established an irrevocable letter of credit in an aggregate amount of $5 million, to assure that each director and executive officer is paid for any indemnification amounts to which he or she may become entitled.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to include a provision in its certificate of incorporation eliminating the potential monetary liability of directors to the corporation or its stockholders for breach of a fiduciary duty. However, the provision may not eliminate a director's liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, or (iv) for any transaction from which the director receives an improper personal benefit. The Ninth Article of Bethlehem's Second Restated Certificate of Incorporation, as amended, includes such a provision.

Other Matters

     Management and the Board do not know of any matters other than those set forth in the form of proxy that will be presented for consideration at the 1999 Annual Meeting. However, if any additional matters properly come before the Meeting, the persons named as proxies in an executed proxy have discretionary authority to vote the shares represented in accordance with their best judgment.


March 12, 1999

                                                        [PROXY CARD - FRONT/TOP]

[X]      PLEASE MARK YOUR VOTES
         AS IN THIS EXAMPLE.

                 IF THIS CARD IS PROPERLY EXECUTED, SHARES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Bethlehem's Board of Directors recommends a vote FOR election of directors and Proposal 2.

                           FOR      WITHHELD                                                FOR       AGAINST    ABSTAIN
1.        Election of                                2.     Ratification of appointment
          Directors.       [     ]   [     ]                of Independent Auditors.        [     ]   [     ]    [    ]
          (see reverse)


          FOR, EXCEPT VOTE WITHHELD FROM
          THE FOLLOWING NOMINEE(S):






                                             Please sign exactly as name appears
                                             above.  Joint owners should each
                                             sign. When signing as attorney,
                                             executor, administrator, trustee
                                             or guardian, please give full
                                             title as such.

                                             SIGNATURE(S)                   DATE

                                                     [PROXY CARD - FRONT/BOTTOM]



                          Bethlehem Steel Corporation
                              1170 EIGHTH AVENUE
                           BETHLEHEM, PA 18016-7699

                    [LOGO OF BETHLEHEM STEEL APPEARS HERE]

                                                                  March 12, 1999

To All Bethlehem Stockholders:

  It is a pleasure to invite you to the Annual Meeting of Stockholders which will be held on Tuesday, April 27, 1999. We will meet in the Main Ballroom of the DoubleTree Hotel Wilmington (formerly known as the Radisson Hotel), Wilmington, Delaware, at 10 a.m. Your continuing interest in Bethlehem's business is appreciated, and I hope that as many of you as possible will attend the Meeting in person.

  The annual election of directors will take place at the Meeting. Personal information about each nominee for the Board of Directors, as well as information about the functions of the Board and its committees, is contained in the Proxy Statement. All nominees, except Mr. Landuyt, have previously been elected by the stockholders.

  You are also being asked to ratify the appointment of PricewaterhouseCoopers LLP as Bethlehem's independent auditors for 1999.

  Please read the formal notice of the Meeting and the Proxy Statement carefully. For those of you who cannot be present at the Meeting, I urge you to participate by completing, signing and returning your proxy in the enclosed envelope. Your vote is important, and the management of Bethlehem appreciates the cooperation of stockholders in directing proxies to vote at the Meeting.

                                          Sincerely,



                                          /s/ Curtis H. Barnette

                                          Curtis H. Barnette,
                                          Chairman

                                                         [PROXY CARD - BACK/TOP]

                          BETHLEHEM STEEL CORPORATION
                              1170 EIGHTH AVENUE
                           BETHLEHEM, PA  18016-7699
P
R          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
O             FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 27, 1999
X
Y
       The undersigned hereby appoints Curtis H. Barnette, Roger P. Penny and Gary L. Millenbruch the proxies (each with power to act alone and with power of substitution) of the undersigned to represent and vote the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Bethlehem Steel Corporation to be held on April 27, 1999, and at any adjournment or postponement thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the Meeting.

            Election of Directors.  Nominees:

                 C. H. Barnette, B. R. Civiletti, W. H. Clark, J. B. Curcio,
                 L. B. Kaden, H. P. Kamen, W. M. Landuyt, R. McClements, Jr.,
                 G. L. Millenbruch, R. P. Penny, S. D. Peterson, D. P. Phypers,
                 J. F. Ruffle


       YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. ON MATTERS ON WHICH YOU DO NOT SPECIFY A CHOICE, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF BETHLEHEM'S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

       THIS CARD ALSO CONSTITUTES VOTING INSTRUCTIONS, AS DESCRIBED IN THE NOTICE OF MEETING AND PROXY STATEMENT DATED MARCH 12, 1999, FOR ANY SHARES OF STOCK ALLOCATED TO YOUR ACCOUNT UNDER THE FOLLOWING PLANS:
       BETHLEHEM STEEL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN; SAVINGS PLAN FOR SALARIED EMPLOYEES OF BETHLEHEM STEEL CORPORATION AND SUBSIDIARY COMPANIES; CAPITAL ACCUMULATION PLAN FOR CERTAIN SALARIED EMPLOYEES OF BETHLEHEM LUKENS PLATE DIVISION; BETHLEHEM LUKENS PLATE DIVISION GROUP CAPITAL ACCUMULATION PLAN; CAPITAL ACCUMULATION PLAN FOR CERTAIN HOURLY EMPLOYEES OF THE BETHLEHEM LUKENS PLATE DIVISION (USW, AFL-CIO, COATESVILLE, PA); CAPITAL ACCUMULATION PLAN FOR CERTAIN HOURLY EMPLOYEES OF WASHINGTON STEEL CORPORATION (HOUSTON AND WASHINGTON, PA); AND CAPITAL ACCUMULATION PLAN FOR CERTAIN EMPLOYEES OF WASHINGTON STEEL CORPORATION (MASSILLON, OH).

  [SEE REVERSE SIDE]


                                                      [PROXY CARD - BACK BOTTOM]


                  INTERNET ACCOUNT ACCESS IS NOW AVAILABLE TO
                            REGISTERED STOCKHOLDERS

Through the Internet, you can view your share balance, access your account history, and obtain current and historical stock prices. To view your account on the Internet, please call First Chicago Trust Company of New York at 1-877-843-9327 and they will mail a password that provides you secure access to information.



                                  BETHLEHEM'S
                                  OBJECTIVES
                                    . Increase stockholder value
                                    . Serve our customers
                                    . Partnerships among employees
                                    . Be a good citizen


                                   STRATEGY
                                    . Concentrate on steel
                                    . Rebuild our financial strength --
                                        make the plans
                                    . Improve continuously--
                                        safety and total quality



                              FOCUS ON THE VISION           [Logo of Bethlehem
                              Be the Premier Steel Company  Steel appears here]